Exhibit 5

[ENTERGY LETTERHEAD]

April 11, 2007

Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113

Re: Registration Statement on Form S-8 for Savings Plan of Entergy Corporation and Subsidiaries VI and Savings Plan of Entergy Corporation and Subsidiaries VII

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Entergy Corporation (the "Corporation") and am delivering this opinion in connection with the preparation and filing of the above-referenced Registration Statement on Form S-8 to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Corporation of a maximum of 700,000 shares of $.01 par value common stock of the Corporation (the "Common Stock") under the Savings Plan of Entergy Corporation and Subsidiaries VI and the Savings Plan of Entergy Corporation and Subsidiaries VII (the "Plans"), subject to adjustment as provided in the Plans. The shares of Common Stock will be reserved for issuance to eligible participants in the Plans pursuant to the terms and conditions of the Plans

In so acting, I or attorneys under my supervision have examined and relied upon the original, or a photostatic or certified copy, of such records of the Corporation, certificates of officers of the Corporation and of public officials, and such other documents and have made such investigations of fact and law as I have deemed relevant and necessary as the basis for the opinion set forth below. In connection with such examination, I have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to me by the Corporation, and the truth and accuracy of all facts set forth in all certificates provided to or examined by me.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock has been duly authorized, and, when issued in accordance with the terms described in the Plans and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America. I express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. I undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses my legal opinion as to the foregoing matters based on my professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Robert D. Sloan

Robert D. Sloan, Esq.